Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:
David Langless, EVP & Chief Financial Officer
Phone: (716) 635-5000
Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports First Quarter 2016 Results

•	Inside sales of $678.1 million in the first quarter, up $1.4 million over prior-year period
•	First quarter Adjusted EBITDA increased 4.6% to $37.1 million
•	Added two supermarket locations since year-end

WILLIAMSVILLE, NY, June 1, 2016 – Tops Holding II Corporation (“Tops” or the “Company”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the first quarter ended April 23, 2016.

“We continued to perform well given the strong deflationary headwinds that persist to affect supermarket operators industrywide,” commented Frank Curci, Tops Chairman and CEO.  “Inside sales were up slightly in the quarter and Adjusted EBITDA, which excludes non-recurring items, increased almost 5%.  More importantly, Tops’ market share remains very strong as we have recently achieved some of our best results in several years with gains in our leading markets.  We added one supermarket in Westfield, Pennsylvania during the quarter and opened another location in Sanborn, New York in late April.  Both locations are performing exceptionally well in their smaller footprints.”

Mr. Curci added, “While we do not see food cost deflation abating significantly in the near future, our strong market share positions us very well to capitalize when the recent macroeconomic challenges begin to recede.  We continue to employ marketing initiatives that increase customer loyalty and drive traffic, including our popular Price-Lock guarantee program and the return of our Monopoly promotion in the second quarter.  We are also in the process of relaunching our private label program, with redesigned packaging, new marketing programs, and increased offerings in natural and organic categories which should contribute positively to gross margin.  These initiatives, combined with fill-in acquisitions to our supermarket portfolio and continued effective cost controls, are expected to mitigate the challenge of food cost deflation.”

Fiscal 2016 First Quarter Financial Results

Inside sales were $678.1 million in the first quarter of 2016 (16-week period), up $1.4 million from the 2015 first quarter (16-week period), which reflects the $16.6 million incremental contribution from six acquired and new supermarkets opened since May 2015, partially offset by a $2.4 million decrease in sales attributable to the 27 in-store pharmacies closed in January 2015.  Same store sales, which exclude the sales of the 27 closed in-store pharmacies and franchise revenue, decreased 1.5% in the first quarter on a comparable 16-week basis due to food cost deflation in certain categories, primarily in meat and dairy, combined with competitive pressure to respond with lower prices.

Tops Holding II Corporation Reports First Quarter 2016 Results

June 1, 2016

Fuel sales were negatively impacted by a 22.0% decline in the average retail price paid per gallon, and as a result, were $35.6 million in the first quarter, a decrease of $10.5 million, or 22.8%, from the prior-year period.  As of April 23, 2016, 52 corporate fuel stations were in operation.

Overall, first quarter net sales decreased $9.1 million, or 1.3%, to $713.7 million.

Gross profit for the first quarter was $215.1 million, or 30.1% of net sales, up 40 basis points over the 2015 first quarter.  The margin improvement was due to product mix given the smaller proportion of lower margin fuel sales, and $2.2 million in incremental savings associated with the amendment of certain operating terms of our agreement with C&S Wholesale Grocers, Inc. effective April 1, 2015.  Although fuel profitability in the first quarter of 2016 was stable despite increasing commodity costs, unusual profitability during the first quarter of 2015 drove a $2.4 million decline in period-over-period fuel gross profit.

Total operating expenses were $204.7 million, a $12.4 million increase from $192.4 million in the prior-year period.  Most of the variance was attributable to the favorable impact of an $11.0 million gain from the sale of pharmacy scripts and inventory during the 2015 period.  Other major factors driving operating expenses in the quarter include:

•	Lower selling and general expenses due to decreased utility costs, in part due to warmer than normal weather in the 2016 first quarter
•

Higher administrative expenses tied to $2.1 million of legal and professional fees related to the ongoing disbute  and associated arbitration proceeding with the New York State Teamsters Conference Pension and Retirement Fund, normal wage adjustments and higher associate health care costs, partially offset by a $1.1 million decrease in performance-based bonus expense

•	Higher rent expenses due to new supermarket and fuel locations opened since May 1, 2015
•	Increased depreciation expense related to capital investments made in 2015 and 2016

As a percentage of net sales, wages, salaries and benefits, which represent the largest component of the Company’s operating expenses, were consistent with the 2015 first quarter.

Operating income for the 2016 first quarter was $10.3 million compared with $22.1 million in the 2015 first quarter, which included the $11.0 million gain on sale of the pharmacy assets.

Interest expense for the quarter was $24.9 million, a decrease of $0.9 million due to the reduction in interest costs that resulted from the June 2015 debt refinancing.  Net loss for the 2016 first quarter was $15.2 million compared with a net loss of $4.2 million in the first quarter of 2015.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

First quarter 2016 EBITDA was $33.9 million compared with $44.2 million in the first quarter of 2015.  Adjusted EBITDA, which excludes specified non-cash and nonrecurring items including the gain on sale of pharmacy assets in the first quarter of 2015, was $37.1 million, up $1.6 million, or 4.6%, from $35.5 million in the prior-year period.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP net loss.

Tops Holding II Corporation Reports First Quarter 2016 Results

June 1, 2016

Liquidity

Cash and cash equivalents were $33.0 million at April 23, 2016, compared with $35.6 million at January 2, 2016.  Cash provided by operating activities during the first quarter was $10.4 million, a decrease of $20.2 million from the prior-year period.  The decrease in cash generated primarily reflects an $8.9 million increase in the payout of bonuses in the 2016 first quarter and $3.2 million of cash proceeds received in the first quarter of 2015 related to the sale of pharmacy inventory from 27 of our in-store pharmacies.  Additionally, there was an increase in inventory in the 2016 first quarter to replenish lower than normal levels at 2015 year-end, in part due to the fiscal year-end falling after the New Year's Day holiday, and other working capital timing differences.

Cash provided by operating activities supported growth initiatives, including $8.7 million in capital expenditures that were largely related to new store openings, store remodels and maintenance activities.  The Company anticipates investing between $35 million and $40 million in capital expenditures in 2016.

As of April 23, 2016, total debt excluding capital leases was $685.9 million compared with $683.4 million at 2015 year-end.  Outstanding borrowings under the Company’s revolving credit facility were $48.9 million as of April 23, 2016.  The unused availability under the revolving credit facility was $36.4 million after giving effect to the borrowing base calculation and $22.8 million of letters of credit outstanding.  Tops expects that cash generated from operations and availability under the revolving credit facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Conference Call Details

Tops will host a conference call on Thursday, June 2, 2016, beginning at 11:00 a.m. Eastern Time.  During the call, management will review the financial and operating results for the 2016 first quarter, and discuss Tops’ corporate strategy and outlook.  A question-and-answer session will follow.  The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Thursday,
June 16, 2016.  To listen to the replay, dial (858) 384-5517 and enter replay pin number 13636026.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 165 corporate full-service supermarkets, 164 under the Tops banner and one under the Orchard Fresh banner, with an additional five supermarkets operated by franchisees under the Tops banner.  With approximately 14,200 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont.  Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company's website at www.topsmarkets.com.

Tops Holding II Corporation Reports First Quarter 2016 Results

June 1, 2016

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance.  Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements.  Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict.  Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy;
•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors;
•	our ability to effectively increase or maintain our profit margins;
•	the success of our store acquisition, construction and remodel programs;
•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business;
•	risks inherent in our fuel station operations;
•	our exposure to local economies and other adverse conditions due to our geographic concentration;
•	risks of natural disasters and severe weather conditions;
•	supply problems with our suppliers and vendors;
•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes;
•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or pension funding obligations;
•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses;
•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services;
•	estimates of the amount and timing of payments under our self-insurance policies;
•	risks of liability under environmental laws and regulations;
•	our ability to maintain and improve our information technology systems;
•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid;
•	threats or potential threats to security;
•	our ability to retain key personnel;
•	risks of data security breaches or losses of confidential customer information;
•	risks relating to our substantial indebtedness;
•	claims or legal proceedings against us; and
•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2015.

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Tops Holding II Corporation Reports First Quarter 2016 Results

June 1, 2016

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA.  We define EBITDA as earnings before interest, taxes, depreciation and amortization.  We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance.  We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity, and they are among the primary measures used by management for planning and forecasting for future periods.  We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures.  See the last page of this release for a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Reports First Quarter 2016 Results

June 1, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 23, 2016	April 18, 2015	$ Change	% Change
Net sales	$713,736	$722,850	$(9,114)	(1.3)%
Cost of goods sold	(486,866)	(494,125)	7,259	1.5%
Distribution costs	(11,814)	(14,260)	2,446	17.2%
Gross profit	215,056	214,465	591	0.3%

Operating expenses:
Wages, salaries and benefits	(107,833)	(109,456)	1,623	1.5%
Selling and general expenses	(36,505)	(37,802)	1,297	3.4%
Administrative expenses (inclusive of share-based compensation expense of $89 and $69)	(25,470)	(23,493)	(1,977)	(8.4)%
Rent expense, net	(8,601)	(8,197)	(404)	(4.9)%
Depreciation and amortization	(19,915)	(18,606)	(1,309)	(7.0)%
Advertising	(6,424)	(5,835)	(589)	(10.1)%
Gain on sale of assets	—	11,014	(11,014)	(100.0)%
Total operating expenses	(204,748)	(192,375)	(12,373)	(6.4)%
Operating income	10,308	22,090	(11,782)	(53.3)%
Interest expense, net	(24,887)	(25,743)	856	3.3%
Loss before income taxes	(14,579)	(3,653)	(10,926)	(299.1)%
Income tax expense	(571)	(542)	(29)	(5.4)%
Net loss	$(15,150)	$(4,195)	$(10,955)	(261.1)%

Tops Holding II Corporation Reports First Quarter 2016 Results

June 1, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	April 23, 2016	January 2, 2016
Assets
Current assets:
Cash and cash equivalents	$33,007	$35,557
Accounts receivable, net	60,509	68,198
Inventory, net	144,703	141,223
Prepaid expenses and other current assets	14,175	16,857
Total current assets	252,394	261,835
Property and equipment, net	361,063	369,446
Goodwill	213,096	213,096
Intangible assets, net	170,452	173,730
Other assets	13,472	11,547
Total assets	$1,010,477	$1,029,654

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$73,306	$81,812
Accrued expenses and other current liabilities	98,095	96,757
Current portion of capital lease obligations	9,188	8,566
Current portion of long-term debt	2,407	2,075
Total current liabilities	182,996	189,210
Capital lease obligations	142,293	143,122
Long-term debt, net	683,469	681,372
Other long-term liabilities	46,654	44,680
Non-current deferred tax liabilities	44,239	43,694
Total liabilities	1,099,651	1,102,078

Common stock ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and 126,559 shares outstanding as of April 23, 2016 and January 2, 2016)	—	—
Treasury stock (at cost; 1 share as of April 23, 2016 and January 2, 2016)	(1)	(1)
Paid-in capital	6,374	7,974
Accumulated deficit	(93,942)	(78,792)
Accumulated other comprehensive loss, net of tax	(1,605)	(1,605)
Total shareholders' deficit	(89,174)	(72,424)
Total liabilities and shareholders' deficit	$1,010,477	$1,029,654

Tops Holding II Corporation Reports First Quarter 2016 Results

June 1, 2016

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 23, 2016	April 18, 2015
Cash flows provided by operating activities:
Net loss	$(15,150)	$(4,195)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,614	22,118
Amortization of deferred financing costs	731	1,298
Deferred income taxes	545	540
LIFO inventory valuation adjustments	369	202
Straight-line rent adjustment	266	309
Share-based compensation expense	89	69
Gain on sale of assets	—	(11,014)
Other	153	341
Changes in operating assets and liabilities:
Decrease in accounts receivable	7,689	2,838
(Increase) decrease in inventory, net	(3,849)	7,327
Decrease (increase) in prepaid expenses and other current assets	2,682	(3,349)
Increase in other assets	(1,925)	—
Decrease in accounts payable	(7,427)	(100)
Increase in accrued expenses and other current liabilities	863	13,845
Increase in other long-term liabilities	1,799	384
Net cash provided by operating activities	10,449	30,613
Cash flows (used in) provided by investing activities:
Cash paid for property and equipment	(8,685)	(9,934)
Cash proceeds from sale of assets	413	11,255
Net cash (used in) provided by investing activities	(8,272)	1,321
Cash flows used in financing activities:
Borrowings on 2017 ABL Facility	293,000	126,500
Repayments on 2017 ABL Facility	(290,800)	(148,500)
Principal payments on capital leases	(2,644)	(2,791)
Repayments of long-term debt borrowings	(2,043)	(647)
Dividends to Tops MBO Corporation	(2,015)	(775)
Change in bank overdraft position	(551)	(218)
Capital contribution	326	—
Purchase of treasury stock	—	(1)
Net cash used in financing activities	(4,727)	(26,432)
Net (decrease) increase in cash and cash equivalents	(2,550)	5,502
Cash and cash equivalents–beginning of period	35,557	26,316
Cash and cash equivalents–end of period	$33,007	$31,818

Tops Holding II Corporation Reports First Quarter 2016 Results

June 1, 2016

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 23, 2016	April 18, 2015
Net loss	$(15,150)	$(4,195)
Depreciation and amortization	23,614	22,118
Interest expense	24,887	25,743
Income tax expense	571	542
EBITDA	33,922	44,208
Legal and professional fees (a)	2,177	104
LIFO inventory valuation adjustments (b)	369	202
Share-based compensation expense (c)	341	69
Gain on sale of assets (d)	—	(11,014)
Other (e)	308	1,931
Total adjustments to EBITDA	3,195	(8,708)
Adjusted EBITDA	$37,117	$35,500

Notes:

(a)	Legal and professional fees related to the dispute and associated arbitration with the New York State Teamsters Conference Pension and Retirement Fund.
(b)

Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(c)	Compensation costs related to stock option grants.
(d)

During January 2015, the Company sold pharmacy scripts and inventory related to 27 of its in-store pharmacy locations for cash proceeds of $14.9 million. The Company recognized a resulting gain on sale of assets of $11.0 million, net of the carrying value of sold inventory of $3.2 million and direct selling expenses of $0.7 million.

(e)

Other one-time items not related to recurring operations.  The amount for the 2015 period includes $1.0 million of severance and other non-recurring costs associated with the closure of 27 in-store pharmacies in January 2015.